SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14A-12

Internet America, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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Internet America, Inc.
350 North St. Paul, Suite 3000
Dallas, Texas 75201
(214) 861-2500

September 26, 2002

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Internet America, Inc., a Texas corporation, to be held at 10:00 a.m., local time, on November 11, 2002, at the Adam’s Mark Hotel, 400 North Olive Street, Dallas, Texas 75201. All shareholders of record as of September 16, 2002, are entitled to vote at the Meeting. I urge you to be present in person or represented by proxy at the Meeting.

The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Meeting, which includes the election of a director and the approval of an amendment to the Internet America, Inc. Employee Stock Purchase Plan. We have also enclosed a copy of our Annual Report for the fiscal year ended June 30, 2002.

Internet America’s Board of Directors believes that a favorable vote on each of the matters to be considered at the Meeting is in the best interest of Internet America and its shareholders and unanimously recommends a vote “FOR” each such matter. Accordingly, we urge you to review the attached material carefully and to return the enclosed Proxy promptly.

Directors and officers of Internet America will be present to help host the Meeting and to respond to any questions that our shareholders may have. I hope that you will be able to attend. Even if you expect to attend the Meeting, please complete, sign, date and return your proxy in the enclosed envelope without delay. If you attend the Meeting, you may vote in person even if you have previously mailed your proxy.

On behalf of your Board of Directors, thank you for your support.

Sincerely,

JACK T. SMITH
President, Chief Executive Officer
and Director

Internet America, Inc.
350 North St. Paul, Suite 3000
Dallas, Texas 75201
(214) 861-2500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 11, 2002

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Meeting”) of Internet America, Inc. (“Internet America”) will be held at 10:00 a.m., local time, on November 11, 2002, at the Adam’s Mark Hotel, 400 North Olive Street, Dallas, Texas 75201, for the purpose of considering and acting upon:

(1) The election of a member of the Board of Directors;

(2) Approval of an amendment to the Internet America, Inc. Employee Stock Purchase Plan; and

(3) Such other matters as may properly come before the Meeting or any adjournments thereof.

The close of business on September 16, 2002, has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least 10 business days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting will be open for examination by any shareholder during ordinary business hours at the offices of Internet America at One Dallas Centre, 350 North St. Paul, Suite 3000, Dallas, Texas 75201. Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES). EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. HOWEVER, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

By Order Of The Board Of Directors

ELIZABETH PALMER DAANE
Secretary

Dallas, Texas
September 26, 2002

Internet America, Inc.
350 North St. Paul, Suite 3000
Dallas, Texas 75201
(214) 861-2500

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 11, 2002

This Proxy Statement is being first mailed on or about September 26, 2002, to shareholders of Internet America, Inc., a Texas corporation, by the Board of Directors to solicit proxies (the “Proxies”) for use at the Annual Meeting of Shareholders (the “Meeting”) to be held at 10:00 a.m., local time, on November 11, 2002 the Adam’s Mark Hotel, 400 North Olive Street, Dallas, Texas 75201, or at such other time and place to which the Meeting may be adjourned (the “Meeting Date”).

The purpose of the Meeting is to consider and act upon: (1) the election of a director; (2) approval of an amendment to the Internet America, Inc. Employee Stock Purchase Plan (the “Employee Plan”); and (3) such other matters as may properly come before the Meeting or any adjournments thereof.

All shares represented by valid Proxies, unless the shareholder otherwise specifies, will be voted: (1) FOR the election of the person named herein under “Election of Director” as nominee for election as a director; (2) FOR approval of the amendment to the Internet America, Inc. Employee Stock Purchase Plan; and (3) at the discretion of the Proxy holders with regard to any other matter that may properly come before the Meeting or any adjournments thereof.

Where a shareholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly. The Proxy may be revoked by providing written notice of such revocation to our stock transfer agent, Mellon Investor Services, L.L.C., 600 N. Pearl, Suite 1010, Dallas, Texas 75201, Attention: Patti Knight, which notice must be received prior to the Meeting. If notice of revocation is not received by such date, a shareholder may nevertheless revoke a Proxy by attending the Meeting and voting in person; however, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

RECORD DATE AND VOTING SECURITIES

The record date for determining the shareholders entitled to vote at the Meeting is the close of business on September 16, 2002 (the “Record Date”), at which time we had issued and outstanding 10,167,746 shares of Common Stock, par value $.01 per share (the “Common Stock”). Common Stock is our only class of outstanding voting securities. Each share of Common Stock is entitled to one vote on each matter to be voted at the Meeting.

QUORUM AND VOTING

The presence in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum to transact business at the meeting. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. In deciding all questions and other matters, a holder of Common Stock on the Record Date shall be entitled to cast one vote for each share of Common Stock registered in such holder’s name.

In order to be elected a director, a nominee must receive the affirmative vote of a plurality of the shares of Common Stock voted in person or by proxy at the Meeting. Votes may be cast in favor of or withheld with respect to a director nominee. Votes that are withheld will be counted toward a quorum but will not be counted for purposes of the election of directors. Approval of the amendment to the Employee Plan requires the affirmative vote of a majority of the shares of Common Stock voted. Approval of the amendment to the Employee Plan requires the affirmative vote of a majority of the shares of Common Stock voted. Abstentions and broker non-votes will have no effect on this proposal. A broker non-vote occurs with respect to shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

The following table sets forth information as of August 29, 2002 regarding the beneficial ownership of Common Stock of (1) each person or group known by us to beneficially own 5% or more of the outstanding shares of Common Stock, (2) each director, nominee for director and our Chief Executive Officer and four other most highly compensated executive officers (the “Named Executive Officers”) and (3) all executive officers and directors as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them. A change of control could occur if Mr. Hunt acquires certain Common Stock pursuant to the Letter of Credit Security Commitment Agreement described under “Compensation Committee Interlocks and Insider Participation” and “Related Party Transactions,” below.

Name and Address of Beneficial Owner or Group(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Jack T. Smith President, Chief Executive Officer and Director	641,811(2)	6.3%

William O. Hunt Chairman of the Board	782,063(2)(3)	7.7%

William E. Ladin, Jr. Vice Chairman of the Board	785,254(2)	7.7%

Gary L. Corona Director	116,124(2)	1.1%

Peter C. Gibbons Executive Vice President, Chief Operating Officer and Director	150,627(2)	1.5%

Elizabeth P. Daane Vice President, General Counsel and Secretary	21,250(2)	*

Carl H. Westcott (4)	653,948	6.4%

J.N. Palmer Family Partnership (5)	700,000	6.9%

All directors and executive officers as a group (six persons)	2,497,129(2)	23.8%

*	Less than one percent.
(1)
The address of each officer and director is in care of Internet America at One Dallas Centre, Suite 3000, Dallas, Texas 75201. Mr. Ladin was formerly the President and a Director of our wholly owned subsidiary, PDQ.Net, Inc.

(2)
Includes options to purchase 45,000, 50,000, 22,500, 87,500, 112,500 and 21,250 shares of Common Stock granted to Smith, Hunt, Ladin, Corona, Gibbons and Daane, respectively, that are exercisable within 60 days of August 29, 2002.

(3)
Includes 732,063 shares of Common Stock owned by B&G Partnership, Ltd, a limited partnership in which Mr. Hunt and his wife serve as general partners. Does not include any Common Stock which Mr. Hunt may acquire pursuant to the Letter of Credit Security Commitment Agreement described under “Compensation Committee Interlocks and Insider Participation” and “Related Party Transactions,” below.

(4)
Information reported about Mr. Westcott is derived from a Schedule 13D/A filed by Mr. Westcott on or about March 30, 2001. Mr. Westcott’s address is 100 Crescent Court, Suite 1620, Dallas, Texas 75201.

(5)
Information reported about the J. N. Palmer Family Partnership is derived from a Schedule 13D filed on or about April 17, 2002. The J. N. Palmer Family Partnership’s address is 6360 I-55N, Suite 330, Jackson, Mississippi 39211.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Board of Directors is divided into three classes of two directors each serving staggered three-year terms. All directors of one class hold their positions until the annual meeting of shareholders at which the terms of such directors expire and their respective successors are elected and qualified. Our Bylaws provide that the Board of Directors shall consist of at least one director. The term of office of directors in Class III will expire at this Meeting, the term of office of directors in Class I will expire at the annual meeting for 2003 and the term of office of directors in Class II will expire at the annual meeting for 2004. Effective September 5, 2000, Michael T. Maples resigned a s a member of the Board of Directors. Thus, there is currently one vacancy that will exist on the Board until a replacement is elected in accordance with our Bylaws. Proxies cannot be voted for more than one person.

In connection with our acquisition of PDQ.Net in November 1999, we agreed to use our reasonable best efforts to elect William E. Ladin, Jr. to the Board of Directors for so long as Mr. Ladin and John N. Palmer collectively own more than 5% of the Company’s outstanding Common Stock.

On September 12, 2002, Mr. Ladin, the Vice Chairman of the Board, filed a lawsuit against Internet America in the District Court of Harris County, Texas. Mr. Ladin alleges that Internet America breached an employment agreement when it terminated his employment in November 2001, and is seeking damages, interest and attorneys’ fees. In the lawsuit, Mr. Ladin alleges that, as long as he is a director of Internet America, Internet America also must employ him as Vice Chairman of the Board at a salary of $16,666 per month, plus reimbursement of his reasonable expenses. We strongly disagree with Mr. Ladin’s allegations, and believe this lawsuit is without merit. We intend to defend this lawsuit vigorously, and also intend to pursue all other rights, remedies and alternatives available to us.

The Board of Directors has approved the submission to the shareholders of William O. Hunt as nominee, to serve a three-year term as director expiring at the annual meeting for 2005 and until his successor is elected and has qualified. Mr. Hunt has served as the Chairman of the Board and a director since before the last annual meeting of shareholders. Mr. Hunt is a defendant in the lawsuit described in our Annual Report on Form 10-K under “Item 3 – Legal Proceedings,” and, along with the Company and a former officer, has had a judgment entered against him for violations of securities laws. We believe there is a basis for this judgment to be overturned on appeal and we have appealed the trial court’s decision. It is intended that Mr. Hunt will be placed in nomination and that the shares represented by Proxies will be voted for his election. The nominee has indicated his willingness to serve as a member of the Board of Directors, if elected; however, if at the time of the Meeting Mr. Hunt should be unwilling or unable to serve, the discretionary authority provided in the Proxy will be exercised to vote for a substitute, as the Board of Directors recommends. The Board has no reason to believe that Mr. Hunt will be unwilling or unable to serve as a director. The Board unanimously recommends that shareholders vote “FOR” the election of Mr. Hunt.

The following sets forth information as to the nominee for election at the Meeting and each of the directors whose term of office will continue after the Meeting:

Name	Age	Position	Current Term Expiring
Nominee for a three-year term ending in 2005:
William O. Hunt(1)(2)	68	Chairman of the Board	2002 (Class III)

Continuing directors:
Jack T. Smith	49	Director, President and Chief Executive Officer	2004 (Class II)
Peter C. Gibbons	38	Director, Executive Vice President and Chief Operating Officer	2004 (Class II)
William E. Ladin, Jr.	61	Vice Chairman of the Board	2003 (Class I)
Gary L. Corona(1)(2)	51	Director	2003 (Class I)

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.

William O. Hunt has served as our Chairman of the Board and as one of our directors since May 1995. Mr. Hunt has engaged in private investments since 1998. From December 1992 to May 1998, Mr. Hunt served as Chief Executive Officer of Intellicall, Inc., now known as Wireless WebConnect, Inc. Mr. Hunt also served as Chairman of the Board of Intellicall until March 2001 and continues to serve as a director of Intellicall. Intellicall was engaged in the pay phone business and since its recent merger, it engages in the resale of high speed, mobile wireless Internet services. From August 1990 to March 1996, Mr. Hunt served as Chairman or Vice Chairman of the Board and a director of Hogan Systems, Inc., a designer of integrated online application software products for financial institutions. He is also a director of Andrew Corporation and Mobility Electronics, Inc.

William E. Ladin, Jr. has served as Vice Chairman of our Board of Directors since January 2000. Prior to joining us, Mr. Ladin founded PDQ in 1997 and was its Chief Executive Officer from its inception to its acquisition by us. From 1991 until present, Mr. Ladin served as Chief Executive Officer of Desktop Solutions, Inc.

Jack T. Smith has served as our President and Chief Executive Officer since September 2000 and as one of our directors since November 1995. From March 1997 to February 1999, Mr. Smith was President and Chief Operating Officer of Jayhawk Acceptance Corporation, a specialized financial services company. From June 1996 to December 2000, Mr. Smith was employed by Carl Westcott LLC, a private capital firm. From 1989 until its acquisition by Primedia, Inc. in June 1996, Mr. Smith was President and Chief Operating Officer of Westcott Communications, Inc.

Gary L. Corona has served as one of our directors since May 1998. Mr. Corona is currently employed by Carl Westcott LLC, a private capital firm. From March 1997 to February 1999, Mr. Corona was General Manager of the Automotive Division of Jayhawk Acceptance Corporation. From July 1996 to August 1997, Mr. Corona served as a business consultant for Carl Westcott LLC. From July 1990 until its acquisition by Primedia, Inc., in June 1996, Mr. Corona was Vice President, New Business Development of Westcott Communications, Inc.

Peter G. Gibbons joined Internet America in October 2000 as Executive Vice President and Chief Operating Officer and has served as one of our directors since February 2001. Mr. Gibbons previously was employed by Media Highway, an integrated practice management software provider, where, as Vice President—Engineering, Mr. Gibbons was responsible for all information and network services, as well as the development and implementation of that company’s software products. Prior to joining Media Highway, Mr. Gibbons was a Regional Territory Manager at ACI US, Inc., now 4D, Inc., a provider of database software development tools. From 1990 to 1994, Mr. Gibbons was President, Chief Executive Officer and a director of Software Engineering Professionals, Inc. Mr. Gibbons began his career as a Systems Engineer at Texas Instruments.

Meetings and Committees of the Board of Directors

Our business is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting us and to act on matters requiring approval of the Board of Directors. It also holds special meetings when an important matter requires action or attention by the Board of Directors between scheduled meetings. During fiscal 2002, the Board of Directors met fourteen times and acted by unanimous written consent two times. During fiscal 2002, each member of the Board of Directors participated in greater than 75% of the Board of Directors and applicable committee meetings held during the period for which he was a director.

The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The functions of these committees, their current members and the number of meetings held during fiscal 2002 are described below.

Audit Committee. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee provides advice and direction to management and the auditors based on information it receives from them, discussions with them, and the general business, financial and accounting experience of each committee member.

Among other matters, the Audit Committee reviews the professional services and independence of our independent auditors, as well as the adequacy of our accounting procedures and internal controls. The Audit Committee is responsible for hiring the firm selected to be our independent public accountants, for approving the fees paid and monitoring the performance of such firm. The Audit Committee also reviews the results and scope of the annual audit; reviews with management the status of internal accounting controls; evaluates any problem areas having a potential financial impact on us that may be brought to its attention by management, the independent public accountants or the Board of Directors; and evaluates all of our public financial reporting documents. The Audit Committee pre-approves all auditing services and non-audit services performed by the independent auditors in accordance with the requirements of the Securities Exchange Act of 1934.

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as Appendix A. The Audit Committee is comprised of Messrs. Hunt and Corona, both of whom are independent, as defined by Rule 4200(a)(14) of the NASD’s listing standards. However, should Mr. Hunt acquire, or have the opportunity to acquire, Common Stock pursuant to the Letter of Credit Security Commitment Agreement described under “Compensation Committee Interlocks and Insider Participation” and “Related Party Transactions,” below, so that he beneficially owns more than ten percent of the Company’s outstanding Common Stock, he may be an affiliate and no longer independent. Mr. Smith was a member of the Audit Committee until he became the Company’s President and Chief Executive Officer in September 2000. The Audit Committee met four times in fiscal 2002.

Compensation Committee. The Compensation Committee recommends compensation for all executive officers and administers incentive compensation and benefit plans. The Compensation Committee is comprised of Messrs. Hunt and Corona. The Compensation Committee met once and acted by unanimous written consent four times in fiscal 2002.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s most recent audited financial statements with management, has discussed with Deloitte & Touche the matters required to be discussed by SAS 61, as modified or supplemented, has received the written disclosures and letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with Deloitte & Touche their independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Audit Committee:
William O. Hunt
Gary L. Corona

Compensation of Directors

Directors who are not also our employees receive an annual retainer upon election to the Board of $6,000 (pro rata for the first partial year) and an additional $750 for each Board meeting attended. All of our directors are reimbursed for travel, lodging and other out-of-pocket expenses in connection with their attendance at Board and committee meetings. Under our 1998 Nonqualified Stock Option Plan, each non-employee director, upon election to the Board of Directors will receive a nonqualified option to purchase 22,500 shares of Common Stock (which will be immediately exercisable), and following the third anniversary of his election to the Board of Directors, and each third anniversary thereafter, and only if such non-employee director continues to be a member of the Board, such director will receive a nonqualified option to purchase 20,000 shares of Common Stock (with such options vesting 25% annually, commencing on the date of issuance and continuing on the first, second and third anniversaries of the date of issuance, subject to such director’s continued status as a member of the Board of Directors, and further subject to the terms and provisions of the 1998 Nonqualified Stock Option Plan). Each non-

employee director holding office at the time of consummation of our initial public offering in 1998 received such options and the annual retainer as if he had been initially elected as of such date.

Under a Consulting Agreement dated April 20, 1999, Mr. Corona provided his services as an independent contractor in identifying and contacting potential acquisition candidates for us, as well as such other advisory and management services we requested from time-to-time. In November 1999 we granted Mr. Corona an option to purchase 75,000 shares of our Common Stock at an exercise price of $10.00 per share as compensation under the Consulting Agreement. In addition, we reimbursed Mr. Corona for all reasonable and necessary travel and other expenses incurred by him in performing his duties under the Consulting Agreement.

We retained Carl Westcott LLC as our non-exclusive financial advisor under a letter agreement dated April 20, 1999. Mr. Corona is employed by Carl Westcott LLC. Under the letter agreement, Carl Westcott LLC assisted us in identifying and contacting potential acquisition or business combination candidates, evaluated and valued such candidate businesses, assisted in structuring transaction proposals, developed strategies for successful consummation of transactions, analyzed the economic effects to us of a transaction, assisted in the negotiation of transaction proposals and preparation of documents, assisted in the due diligence process and completed other matters related to closing such transactions. As compensation for rendering such services, we agreed to pay Carl Westcott LLC a fee equal to two percent of the estimated annual revenue, for the twelve months after a closing, of a company acquired by us due to Carl Westcott LLC’s performance of services under the letter agreement; provided, however, that in no event would such fee for any acquisition be less than $25,000 nor more than $75,000. We also agreed to reimburse Carl Westcott LLC for all reasonable expenses, and agreed to indemnify Carl Westcott LLC for damages relating to any transaction contemplated by the engagement of Carl Westcott LLC under the letter agreement. In fiscal 2000, we paid Westcott LLC aggregate fees in the amount of $225,000 related to the acquisitions of NeoSoft, Inc., PDQ.Net, Inc. and subscribers of Pointe Communications Corporation, INTX Networking, L.L.C. and Kdi Internet Solutions. No other fees have been paid to Westcott LLC.

Mr. Ladin, the Vice Chairman of our Board of Directors, was an employee until November 2001 providing services to us in the areas of developing strategic relationship, assistance with acquisitions and consultation on consumer marketing. Mr. Ladin was paid $16,666 per month and received the same benefits offered to our other employees. We are currently fulfilling our agreement to pay Mr. Ladin’s then current salary until November 2002 and provide him with an office, telephone and secretary until November 2003.

On September 12, 2002, Mr. Ladin filed a lawsuit against Internet America in the District Court of Harris County, Texas. Mr. Ladin alleges that Internet America breached an employment agreement when it terminated his employment in November 2001, and is seeking damages, interest and attorneys’ fees. In the lawsuit, Mr. Ladin alleges that, as long as he is a director of Internet America, Internet America also must employ him as Vice Chairman of the Board at a salary of $16,666 per month, plus reimbursement of his reasonable expenses. We strongly disagree with Mr. Ladin’s allegations, and believe this lawsuit is without merit. We intend to defend this lawsuit vigorously, and also intend to pursue all other rights, remedies and alternatives available to us.

Our Articles of Incorporation, as amended, provide that we shall indemnify our executive officers and directors to the fullest extent permitted by law. We have also entered into an agreement with each of our directors and certain of our officers in which we have agreed to indemnify each of them to the fullest extent permitted by law. We have agreed to indemnify Mr. Hunt and our former Chief Executive Officer, Michael T. Maples, for losses incurred by them in connection with certain pending litigation against them and the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation paid to the Named Executive Officers for the fiscal periods indicated. No other executive officers were compensated over $100,000 in fiscal 2002.

		Annual Compensation		Long Term Compensation Securities Underlying Option	All Other Compensation
Name and Principal Position	Year	Salary	Bonus
Jack T. Smith President and Chief Executive Officer (1)	2002 2001 2000	$200,000 161,539 —	$120,000 20,000 —	— — 22,500(2)	$16,908(3) 67,408(3) —

Peter C. Gibbons Executive Vice President and Chief Operating Officer (4)	2002 2001 2000	$150,000 121,154 —	$120,000 50,000 —	150,000(5) 150,000(6) —	(7) — —

Elizabeth P. Daane Vice President, General Counsel and Secretary (8)	2002 2001 2000	$120,000 113,654 94,096	— — —	— — 30,000(9)	— — —

(1)	Mr. Smith was elected President and Chief Executive Officer, on September 5, 2000.
(2)	Mr. Smith was granted an option on December 9, 1998 to purchase 22,500 shares of Common Stock at an exercise price of $13.00 per share in connection with his position as a Director.
(3)
Consists of credits for interest and payment of taxes pursuant to a Stock Purchase Agreement and Promissory Note between Mr. Smith and the Company. See description of Stock Purchase Agreement and Promissory Note set forth below under the title “Employment Agreements.”

(4)	Mr. Gibbons became employed by the Company as Executive Vice President and Chief Operating Officer on September 1, 2000.
(5)	Mr. Gibbons was granted an option on October 2, 2000 to purchase 150,000 shares of Common Stock at an exercise price of $2.25 per share.
(6)	Mr. Gibbons was granted an option on August 15, 2001 to purchase 150,000 shares of Common Stock at an exercise price of $0.35 per share.
(7)
Mr. Gibbons has purchased a total of 28,846 shares of the Company’s Common Stock in fiscal 2002 through participation in the Company’s Employee Stock Purchase Plan. See description of the Employee Stock Purchase Plan set forth below under the title “Proposal No. 2 — Approval of the Amendment to the Internet America, Inc. Employee Stock Purchase Plan.”

(8)	Ms. Daane became employed by the Company as Vice President, General Counsel and Secretary on August 4, 1999.
(9)
Ms. Daane was granted an option on August 4, 1999 to purchase 25,000 shares of Common Stock at an exercise price of $13.75 per share and an option on December 15, 1999 to purchase 5,000 shares of Common Stock at an exercise price of $9.25 per share.

Option Grants in Fiscal 2002

The following table sets forth information regarding the grant of stock options in fiscal 2002 to each of the Named Executive Officers.

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Jack T. Smith	—	—	—	—	—	—
Peter G. Gibbons	150,000	100%	$0.35	08/15/11	$33,017	$83,671
Elizabeth P. Daane	—	—	—	—	—	—

Fiscal Year-End Option Values

The following table sets forth the information regarding the value of stock options outstanding at June 30, 2002 held by each of the Named Executive Officers. No stock options were exercised by the Named Executive Officers in fiscal 2002.

Name	Number of Securities Underlying Unexercised Options at FY End(#)		Value of Unexercised In-the-Money Options at FY End ($)(1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Jack T. Smith	45,000	0	—	—
Peter C. Gibbons	37,500	262,500	—	—
Elizabeth P. Daane	15,000	15,000	—	—

(1)
The value of the options is based on the difference between the option exercise prices and $0.45 (which was the closing sales price per share of the Common Stock on June 28, 2002 as reported on the Nasdaq OTCBB) multiplied by the number of shares of Common Stock underlying the option. None of the Named Executive Officers held in-the-money stock options at June 30, 2002.

Employment Contracts

We entered into an agreement with Mr. Smith dated September 5, 2000 pursuant to which we agreed to (i) employ Mr. Smith as our Chief Executive Officer on an at will basis at an annual salary of $200,000, (ii) offer Mr. Smith the same benefits as provided to other senior executive officers, and (iii) pay the costs of Mr. Smith’s administrative assistant.

As part of this arrangement, we entered into a Stock Purchase Agreement dated September 5, 2000 with Mr. Smith, pursuant to which Mr. Smith purchased 200,000 shares of Common Stock from us at the price of $3.4375 per share, which was the closing market price of the stock on the date the Board of Directors approved the transaction. Of the total purchase price of $687,500, Mr. Smith paid $2,000 in cash and entered into a Promissory Note to the Company for the remaining amount. The Promissory Note was for the principal amount of $685,500, with interest accruing at the rate of 6.33% annually.

Interest was payable each calendar quarter beginning on October 1, 2000 and continuing until July 1, 2007. All unpaid principal and interest was due and payable on August 29, 2007. The Promissory Note was secured by the 200,000 shares of Common Stock under a Pledge and Security Agreement also dated September 5, 2000.

Under the Stock Purchase Agreement, we agreed to pay to Mr. Smith as additional compensation on or before the due date of any interest payment under the Promissory Note, an amount which after all withholding required by applicable law equaled the next interest installment due on the Promissory Note. This amount could be paid by a credit to the accrued unpaid interest on the Promissory Note. No later than January 15 of each calendar year during the term of Mr. Smith’s employment, we would pay to Mr. Smith a cash bonus in an amount which after all withholding required by applicable law equals the federal income tax liability of Mr. Smith not previously withheld or paid by us for any such additional compensation. For a period of seven years after the date of the Stock Purchase Agreement, Mr. Smith had the right and option to sell all or any portion of the 200,000 shares to us for the price of $3.4375 per share. In the event that Mr. Smith’s employment with us was terminated for cause prior to the third anniversary of the Stock Purchase Agreement, for a period of 60 days after the date of such termination, we had the right and option to purchase from Mr. Smith, at a purchase price equal to $3.4375 per share, the following number of shares: (i) on or prior to the first anniversary: 200,000 shares; (ii) after the first anniversary but on or prior to the second anniversary: 133,333 shares; and (iii) prior to the third anniversary: 66,666 shares; provided, however, that this repurchase right would terminate immediately prior to any change in control of the Company. The purchase price upon exercise of this option would be applied to the outstanding balance of unpaid accrued interest and principal upon the Promissory Note and the balance, if any, would be paid in cash to Mr. Smith. Under the Stock Purchase Agreement, Mr. Smith had demand registration rights for all or any portion of the 200,000 shares of Common Stock.

Mr. Smith exercised the put option on August 6, 2001 with respect to 200,000 shares of common stock. Thus, we purchased back these shares at the price of $3.4375 per share, cancelling the Promissory Note from Mr. Smith in the amount of $685,500.

We entered into a Stock Purchase Agreement dated August 6, 2001 with Mr. Smith, pursuant to which Mr. Smith purchased 200,000 shares of Common Stock from us at the price of $0.42 per share, which was the closing market price of the stock on the date of the agreement. Of the total purchase price of $84,000, Mr. Smith paid $2,000 in cash and entered into a Promissory Note to the Company for the remaining amount. The Promissory Note is for the principal amount of $82,000, with interest accruing at the rate of 6.33% annually. Interest is payable each calendar quarter beginning on October 1, 2001 and continuing until July 1, 2008. All unpaid principal and interest is due and payable on August 29, 2008. The Promissory Note is secured by the 200,000 shares of Common Stock under a Pledge and Security Agreement also dated August 6, 2001.

Under this Stock Purchase Agreement, we agreed to pay to Mr. Smith as additional compensation on or before the due date of any interest payment under the Promissory Note, an amount which after all withholding required by applicable law equals the next interest installment due on the Promissory Note. This amount may be paid by a credit to the accrued unpaid interest on the Promissory Note. No later than January 15 of each calendar year during the term of Mr. Smith’s employment, we will pay to Mr. Smith a cash bonus in an amount which after all withholding required by applicable law equals the federal income tax liability of Mr. Smith not previously withheld or paid by us for any such additional compensation. For a period of seven years after the date of the Stock Purchase Agreement, Mr. Smith has the right and option to sell all or any portion of the 200,000 shares to us for the price of $0.42 per share. In the event that Mr. Smith’s employment with us is terminated for cause prior to the third anniversary of the Stock Purchase Agreement, for a period of 60 days after the date of such termination, we have the right and option to purchase from Mr. Smith, at a purchase price equal to $0.42 per share, the following number of shares: (i) on or prior to the first anniversary: 200,000 shares; (ii) after the first anniversary but on or prior to the second anniversary: 133,333 shares; and (iii) prior to the third anniversary: 66,666 shares; provided, however, that this repurchase right will terminate immediately prior to any change in control of the Company. The purchase price upon exercise of this option shall be applied to the outstanding balance of unpaid accrued interest and principal upon the Promissory Note and the balance, if any, shall be paid in cash to Mr. Smith. Under the Stock Purchase Agreement, Mr. Smith has demand registration rights for all or any portion of the 200,000 shares of Common Stock.

We entered into an agreement with Mr. Gibbons in October 2000 pursuant to which we agreed to (i) employ Mr. Gibbons as Executive Vice President and Chief Operating Officer on an at will basis at an annual salary of $150,000, (ii) offer Mr. Gibbons the same benefits as provided to other senior executive officers and (iii) grant Mr. Gibbons stock options to purchase 150,000 shares of common stock.

Our Articles of Incorporation, as amended, provide that we shall indemnify our executive officers and directors to the fullest extent permitted by law. We have also entered into an agreement with each of our directors and certain of our officers in which we have agreed to indemnify each of them to the fullest extent permitted by law. We have agreed to indemnify Messrs. Hunt and Maples for losses incurred by them in connection with certain pending litigation against them and the Company.

Compensation Committee Interlocks and Insider Participation

The Board of Directors has a Compensation Committee, which currently is comprised of Messrs. Hunt and Corona. None of our executive officers currently serves on the compensation committee of another entity or any other committee of the board of directors of another entity performing similar functions. None of our executive officers currently serves as a director of another entity with an executive officer serving on the Compensation Committee.

Under a Consulting Agreement dated April 20, 1999, Mr. Corona provided his services as an independent contractor in identifying and contacting potential acquisition candidates for us, as well as such other advisory and management services we requested from time-to-time. In November 1999 we granted Mr. Corona an option to purchase 75,000 shares of our Common Stock at an exercise price of $10.00 per share as compensation under the Consulting Agreement. In addition, we reimbursed Mr. Corona for all reasonable and necessary travel and other expenses incurred by him in performing his duties under the Consulting Agreement.

On September 18, 2001, we entered into a Letter of Credit Security Commitment Agreement with our Chairman, William O. Hunt, to finance an appeal bond in the approximate amount of $3.3 million in connection with a judgment entered against us. Under this agreement, Mr. Hunt collateralized a letter of credit in the amount of $3.3 million and we agreed to pay Mr. Hunt a commitment fee of 8% per annum, paid quarterly. If we reduce the collateral amount by substituting an alternative collateral for the letter of credit, Mr. Hunt would have a ninety day option to purchase shares of Common Stock equal in value to all or a portion of the amount of the reduction, based on when it occurs. The purchase price per share would be equal to $0.35 (85% of the average closing price of the Common Stock for the ten trading days after the agreement was signed, subject to upper and lower limits of $0.65 and $0.35). If a reduction occurs within the six months following the agreement, Mr. Hunt could purchase shares of Common Stock equal in value to one-half of the amount of the reduction, and if a reduction occurs after this six month period, Mr. Hunt could purchase shares of Common Stock equal in value to the full amount of the reduction. As of the date of this Notice of Annual Meeting, a reduction has not occurred.

Should the letter of credit be funded in the full amount or in a reduced amount to pay a settlement or judgment, we will enter into a secured convertible promissory note for the funded amount. Interest on the note would accrue at 12% per annum and be payable quarterly during the first two years after issuance. The note could be converted into Common Stock within two years of issuance at the purchase price discussed above. If the note was not converted within two years of issuance, the conversion option would terminate and all principal and unpaid accrued interest would be payable in four quarterly payments over the third year. If the amount of the note is less than the full amount of the letter of credit, the balance would be treated as a reduction and Mr. Hunt would also have the purchase rights discussed above. If we pay the note prior to its maturity, Mr. Hunt would have a thirty day option to purchase shares of Common Stock equal in value to the amount of the prepayment at the purchase price discussed above. If Mr. Hunt does not exercise this thirty day option, he would be issued a warrant to purchase, at the purchase price discussed above, one-half of the number of shares that were subject to the option. The warrant would terminate, if unexercised, on the second anniversary of the note issuance date.

The obligations to Mr. Hunt are secured by the Company’s assets other than accounts receivable. Under a registration agreement, Mr. Hunt has demand and piggyback registration rights with respect to any shares issued under the Letter of Credit Security Commitment Agreement. The demand registration right is subject to a 120 day deferral if the Board of Directors determines that such registration would be seriously detrimental to the Company or its shareholders.

Compensation Committee Report on Executive Compensation

Our executive compensation objective is to maximize shareholder value by attracting, rewarding and retaining highly qualified, productive and motivated individuals who will assist us in achieving our strategic plans and goals. The key components of our executive compensation are base salary, stock options and incentive bonuses.

The Compensation Committee annually reviews and establishes base salaries, which the Board believes are at levels competitive with industry and regional pay practices and economic conditions. In determining appropriate salary levels, the Committee considers the individual’s level and scope of responsibility and performance contributions, as well as internal and market comparisons. We award stock options under the 1998 Nonqualified Stock Option Plan and quarterly cash bonuses. Options and cash bonuses are to reward executive officers for meeting certain performance criteria and achieving certain financial and operational goals. Payment of cash bonuses are also contingent upon the Company attaining certain levels of operating profitability.

In fiscal 2002, Messrs. Smith and Gibbons received the cash bonuses specified in the Summary Compensation Table. In addition, Mr. Gibbons received the stock option grant specified in the Option Grants Table.

Compensation Committee:
Gary L. Corona
William O. Hunt

Stock Performance Graph

The following compares the cumulative total return among Internet America, Inc., the Nasdaq Market Index, the Media General Internet Service Provider Industry Group Index and the peer group index compared in the Company’s proxy statement for the 2001 annual meeting of shareholders assuming $100 is invested on December 10, 1998 and dividends are reinvested. The companies whose stocks comprise the peer group index are Fastnet Corp., Prodigy Communications Corp. (until acquired by SBC Communications in November 2001), United Online (formerly Juno Online Services, Inc. and Netzero

Inc.) and Earthlink, Inc.

COMPARE CUMULATIVE TOTAL RETURN
AMONG INTERNET AMERICA INC.,
NASDAQ MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON DEC. 10, 1998
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING JUNE 30, 2002

RELATED PARTY TRANSACTIONS

On September 18, 2001, we entered into a Letter of Credit Security Commitment Agreement with our Chairman, William O. Hunt, to finance an appeal bond in the approximate amount of $3.3 million in connection with a judgment entered against us. Under this agreement, Mr. Hunt collateralized a letter of credit in the amount of $3.3 million and we agreed to pay Mr. Hunt a commitment fee of 8% per annum, paid quarterly. If we reduce the collateral amount by substituting an alternative collateral for the letter of credit, Mr. Hunt would have a ninety day option to purchase shares of Common Stock equal in value to all or a portion of the amount of the reduction, based on when it occurs. The purchase price per share would be equal to $0.35 (85% of the average closing price of the Common Stock for the ten trading days after the agreement was signed, subject to upper and lower limits of $0.65 and $0.35). If a reduction occurs within the six months following the agreement, Mr. Hunt could purchase shares of Common Stock equal in value to one-half of the amount of the reduction, and if a reduction occurs after this six month period, Mr. Hunt could purchase shares of Common Stock equal in value to the full amount of the reduction. As of the date of this Notice of Annual Meeting, a reduction has not occurred.

Should the letter of credit be funded in the full amount or in a reduced amount to pay a settlement or judgment, we will enter into a secured convertible promissory note for the funded amount. Interest on the note would accrue at 12% per annum and be payable quarterly during the first two years after issuance. The note could be converted into Common Stock within two years of issuance at the purchase price discussed above. If the note was not converted within two years of issuance, the conversion option would terminate and all principal and unpaid accrued interest would be payable in four quarterly payments over the third year. If the amount of the note is less than the full amount of the letter of credit, the balance would be treated as a reduction and Mr. Hunt would also have the purchase rights discussed above. If we pay the note prior to its maturity, Mr. Hunt would have a thirty day option to purchase shares of Common Stock equal in value to the amount of the prepayment at the purchase price discussed above. If Mr. Hunt does not exercise this thirty day option, he would be issued a warrant to purchase, at the purchase price discussed above, one-half of the number of shares that were subject to the option. The warrant would terminate, if unexercised, on the second anniversary of the note issuance date.

The obligations to Mr. Hunt are secured by the Company’s assets other than accounts receivable. Under a registration agreement, Mr. Hunt has demand and piggyback registration rights with respect to any shares issued under the Letter of Credit Security Commitment Agreement. The demand registration right is subject to a 120 day deferral if the Board of Directors determines that such registration would be seriously detrimental to the Company or its shareholders.

We have a policy providing that all transactions between us and related parties are subject to approval by a majority of all disinterested directors and must be on terms no less favorable than those that could otherwise be obtained from unrelated third parties.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT TO
THE INTERNET AMERICA, INC.
EMPLOYEE STOCK PURCHASE PLAN

Introduction

The Internet America, Inc. Employee Stock Purchase Plan (the “Employee Plan”) provides a systematic method for our employees to purchase shares of our Common Stock. Our shareholders approved the plan, along with the reservation of 200,000 shares of Common Stock for issuance under the plan, at our annual meeting of shareholders held on November 4, 1999. Our Board of Directors has unanimously approved an amendment to the Employee Plan, subject to shareholder approval, that would increase the amount of shares reserved for issuance under the Employee Plan by 500,000 shares to a total of 700,000 shares. The purpose of the Employee Plan is to provide eligible employees with an opportunity to purchase our Common Stock through accumulated payroll withholding amounts and to thereby acquire or increase their proprietary interest in us. The Board believes that the Employee Plan assists us in attracting and retaining qualified employees essential to our success. The initial 200,000 shares reserved for issuance under the Employee Plan has been depleted and the amendment to reserve additional shares for issuance is necessary to continue to offer this benefit to our employees. Thus, the Board believes that approval of the amendment to the Employee Plan is in Internet America’s and our shareholders’ best interests and unanimously recommends a vote “FOR” approval of the amendment to the Employee Plan.

Summary of Terms and Provisions of the Employee Plan

The following summary of the Employee Plan is qualified in its entirety by the terms of the Employee Plan, as amended, a copy of which is attached as Appendix B to this Proxy Statement. Capitalized terms used and not otherwise defined in this portion of this Proxy Statement have the respective meanings ascribed to such terms in the Employee Plan.

The provisions of the Employee Plan are intended to satisfy the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and to comply with Section 16(b) of the Securities Exchange Act of 1934, as amended. The Employee Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not a qualified plan under Internal Revenue Code Section 401(a).

Under the Employee Plan, eligible employees are granted an option to purchase the greatest number of whole shares of our Common Stock that may be purchased with the amount elected by the eligible employee to be withheld from the eligible employee’s after-tax base pay during a calendar quarter. Each calendar quarter is referred to as an “Offering Period.” The last business day of each Offering Period is the “Exercise Date” on which shares of Common Stock are actually purchased under the Employee Plan. A Participant may authorize payroll deductions during each Offering Period in any whole multiple of 1% of the Participant’s after-tax Base Pay (defined generally under the Employee Plan to mean base salary), up to a maximum of 10% of before-tax Base Pay. No interest will accrue on or be payable with respect to a Participant’s payroll withholding amounts. Participants may withdraw from the Employee Plan by written notice at any time prior to the Exercise Date, whereupon their accrued payroll deductions will be refunded to them as soon as administratively feasible.

The price paid for each share of Common Stock acquired in any Offering Period under the Employee Plan is the lesser of (a) 85% of the fair market value of a share of Common Stock on the first day of the Offering Period on which the Nasdaq National Market System is open for trading or (b) 85% of the fair market value of a share of Common Stock on the Exercise Date. An eligible employee may not purchase more than $25,000 in value of Common Stock under the Employee Plan during any calendar year. We will pay all transaction costs, including brokerage commissions, in connection with the purchase of Common Stock under the Employee Plan.

An employee (including officers and directors who are employees) of Internet America, and certain of our subsidiaries as are from time-to-time designated by the Chief Executive Officer, is eligible to participate in the Employee Plan as long as that employee customarily works more than twenty hours per week and more than five months in any calendar year, has been an employee continuously for at least three months and maintains such continuous status throughout the Offering Period. However, no employee may participate in the Employee Plan if such employee would own stock and/or options to acquire stock in the amount of 5% or more of the outstanding shares of Common Stock. As of September 3, 2002, approximately 155 employees, including all of the Company’s executive officers, would have been eligible to participate in the Employee Plan.

Participation in the Employee Plan is limited to eligible employees who authorize payroll deductions prior to the start of an Offering Period. A participating employee’s payroll deductions may not exceed 10% of that employee’s Base Pay during any pay period. In addition, no Participant may purchase shares with a Fair Market Value (determined on the first day of the Offering Period) exceeding $25,000 for each calendar year in which the Participant participates in the Employee Plan.

The Employee Plan is administered by a committee (the “Committee”) that is appointed by and serves at the discretion of the Board. The Committee has the power to promulgate rules and regulations for the proper administration of the Employee Plan, to interpret the provisions and supervise the administration of the Employee Plan and to take all actions in connection with the Employee Plan as the Committee deems necessary or desirable. The Committee may delegate all or part of its power to a Plan Administrator, who may delegate responsibility for the day-to-day operations of the Employee Plan to a Custodian. The Custodian shall establish and maintain an account for each Participant for the purpose of holding Common Stock.

The Employee Plan authorizes the Board to amend the Employee Plan from time-to-time, provided that no such amendment may materially increase the number of shares of Common Stock reserved for issuance thereunder or change the designation or class of employees eligible for participation in the Employee Plan without shareholder approval, except under the circumstances described below concerning a change in our capital structure. The Board is authorized to terminate the Employee Plan at any time, provided that no such termination may suspend or terminate a currently pending Offering Period or affect the rights of Participants to purchase shares of Common Stock on the related Exercise Date.

The Employee Plan provides that in the event of a Change in Control (generally defined as the sale of more than 50% of our assets or a merger, consolidation or other transaction in which our directors prior to the transaction cease to constitute a majority of the Board or the persons who owned our voting securities prior to the transaction cease to own a majority of the voting securities of the surviving entity in such transaction), each Participant’s right to purchase shares of Common Stock will be automatically exercised to the extent of the Participant’s accumulated payroll deductions as of a date immediately prior to the transaction.

Up to 200,000 shares of Common Stock may be issued under the Employee Plan, subject to adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in our capital structure. We have filed a registration statement on Form S-8 for the 200,000 shares of Common Stock reserved for issuance under the Employee Plan, as well as 200,000 of the additional shares of Common Stock per the amendment of which we are seeking shareholder approval.

As of June 30, 2002, 269,191 shares of Common Stock have been purchased under the Employee Plan. The Common Stock is traded on the Over the Counter Bulletin Board under the symbol “GEEK.” On September 3, 2002, the last reported sale price of the Common Stock was $0.28 per share.

The Amendment

The amendment to the Employee Plan would increase the amount of shares reserved for issuance under the Employee Plan by 500,000 shares to a total of 700,000 shares. The initial 200,000 shares of Common Stock reserved for issuance under the Employee Plan and approved by our shareholders at the annual meeting held on November 4, 1999 has been depleted. The amendment to reserve additional shares for issuance is necessary to continue to offer the Employee Plan to our employees.

Certain U.S. Federal Income Tax Consequences of the Employee Plan

The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Employee Plan and does not attempt to describe all possible federal tax consequences or any foreign, state, local or other tax consequences of such participation or tax consequences based on particular circumstances.

Assuming the Employee Plan is qualified under Section 423 of the Code, the grant of the right to purchase and the purchase of shares of Common Stock under the Employee Plan are not taxable. All tax consequences are deferred until the Participant sells or otherwise disposes of shares or dies. However, payroll deductions are taxable as wages subject to applicable withholding taxes in the year in which such amounts are credited to the Participant’s account. The tax consequences of a disposition of shares vary depending on the time period such stock is held before its disposition. If a Participant disposes of shares within two years after the first day of the Offering Period in which such shares were acquired (a “disqualifying disposition”), the Participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the Fair Market Value of the shares on the Exercise Date and the purchase price paid for such shares. Any additional resulting gain or loss recognized by the Participant from the disposition of the shares is a capital gain or loss. If the Participant disposes of shares more than two years after the first day of the Offering Period in which such shares were acquired, the Participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (a) the difference between the Fair Market Value of the shares on the date of disposition and the purchase price or (b) 15% of the Fair Market Value of the shares on the first day of the Offering Period in which such shares were acquired. Any additional gain recognized by the Participant on the disposition of the shares is a capital gain.

If the Participant disposes of the shares in a disqualifying disposition, Internet America generally is entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the Participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code. In all other cases, no federal income tax deduction is allowed us. Under generally accepted accounting principles, we should not be required to recognize any compensation expense in connection with the purchase or sale of shares by Participants pursuant to the Employee Plan.

INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP as our independent auditors for the year ended June 30, 2002. Representatives of Deloitte & Touche LLP, who also served as our independent auditors for the year ended June 30, 2001, will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and to answer any appropriate questions.

Audit Fees

Deloitte & Touche billed us aggregate fees of approximately $73,000 for professional services rendered for the audit of our financial statements for the year ended June 30, 2002 and for the reviews of our financial statements included in our Forms 10-Q for that year. We have incurred no other fees to Deloitte & Touche for audit or other services in fiscal 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”). Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. During the fiscal year ended June 30, 2002, we believe that our officers, directors and persons who own more than 10% of a registered class of our equity securities have timely filed all reports required by Section 16(a) of the Exchange Act. In making this disclosure, we have relied solely on our review of the copies of such forms received by us with respect to fiscal 2002, or written representations from certain reporting persons.

SHAREHOLDER PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at our subsequent annual meetings consistent with Rule 14a-8 promulgated under the Exchange Act. Any proposal which a shareholder intends to present at next year’s Annual Meeting of Shareholders must be received by us at our principal executive office not later than May 26, 2003 in order to be included in the proxy material for such meeting. Notice of a shareholder proposal submitted outside the processes of Rule 14a-8 must be received by us at our principal executive office not later than August 9, 2003. Such proposals should be sent to Internet America, Inc., Attention: Secretary, 350 North St. Paul, Suite 3000, Dallas, Texas 75201.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no other business to be presented for action at the meeting. As to any business which would properly come before the meeting, the Proxies confer discretionary authority in the persons named therein and those persons will vote or act in accordance with their best judgment with respect thereto.

MISCELLANEOUS

All costs of solicitation of Proxies will be borne by us. In addition to solicitation by mail, our officers and employees may solicit Proxies by telephone or personally, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and we may reimburse them for their out-of-pocket expenses incurred in connection therewith.

Our Annual Report to Shareholders, including financial statements for the fiscal year ended June 30, 2002, accompanies this Proxy Statement. The Annual Report is not to be deemed part of this Proxy Statement.

By Order of the Board of Directors

ELIZABETH PALMER DAANE
Secretary

September 26, 2002
Dallas, Texas

APPENDIX A

INTERNET AMERICA, INC.

Second Amended Audit Committee Charter
As adopted by the Board of Directors on September 16, 2002

This Charter shall be reviewed, updated and approved by the Board of Directors of Internet America, Inc. (the “Company”) on an annual basis or as the Board otherwise determines is appropriate. The Audit Committee shall submit this Charter to the Board for approval and have the Charter published at least every three years in accordance with the rules of the SEC from time to time in effect.

Role of the Audit Committee

The purpose of the Audit Committee of the Board of Directors is to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company.

Organization

The Audit Committee shall consist of at least two directors who are generally knowledgeable in financial and auditing matters, including at least one director with accounting or related financial management expertise. Each member of the Audit Committee shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the independence requirements for serving on audit committees as set forth in the Securities Exchange Act of 1934 (the “Exchange Act”) and in the corporate governance standards of any applicable stock exchange.

The Board of Directors shall appoint one member of the Audit Committee as Chairperson. The Chairperson shall be responsible for leadership of the Audit Committee, including preparing the agenda, presiding over the meeting, making assignments and reporting to the Board. The Chairperson will also maintain contact with the CEO, CFO, the lead independent audit partner and the director of internal audit, if any.

Meetings

Meetings shall be held at least once a year. Special meetings may be convened as required, and the internal auditors (if any) or the external auditors may convene a meeting if they consider that it is necessary. Otherwise, meetings shall be held at such time and place, and upon such notice, as the Chairperson may from time to time determine. Meetings of the Audit Committee may be in person or by conference call in accordance with the Bylaws of the Company. A quorum for any meeting will be a majority of the members, and action may be taken by approval of a majority of a quorum. The secretary of the Audit Committee will be the Company secretary, or such other person as is appointed by the Audit Committee. Except as specifically provided in this Charter, the provisions of the Bylaws of the Company with respect to committees of the Board of Directors shall apply to the Audit Committee.

Authority

The Audit Committee is empowered to investigate any matter brought to its attention that is within the scope of its responsibilities, with full power to retain, at the Company’s expense, outside counsel or other experts for this purpose. The Audit Committee may delegate to its Chairperson or any of its members the responsibility for any particular matter and may deem such persons’ actions to be the actions of the Audit Committee.

Responsibilities

•	The Company’s external auditors shall report directly to the Audit Committee.

•
The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the external auditors. In addition, the Audit Committee may nominate the external auditors to be proposed for shareholder approval in any proxy statement.

•
The Audit Committee shall review and confirm the independence of the external auditors by requiring that the external auditors submit to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the external auditors and the Company, engaging in a dialogue with the external auditors with respect to any disclosed relationships or services that may impact their objectivity and independence, and taking appropriate action or recommending that the Board take appropriate action to ensure the independence of the external auditors.

•
Management is responsible for preparing the Company’s financial statements. The Company’s external auditors are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter traditional responsibilities.

•
The Audit Committee is responsible for overseeing the external auditor relationship by discussing with the external auditors the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditors full access to the Audit Committee and the Board to report on any and all appropriate matters.

•	The Audit Committee shall have the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.

•	The Audit Committee should provide guidance and oversight to the internal audit activities of the Company, if any, including reviewing the organization, plans and results of such activities.

•
The Audit Committee is responsible for discussing with management, the internal auditors, if any, and the external auditors the quality and adequacy of the Company’s internal controls and determining improvements if necessary.

•
The Audit Committee shall meet with management and the external auditors to review and discuss the annual financial statements and the results of the annual audit prior to the release to the public of the results of operations for each fiscal year. These discussions shall include consideration of any significant changes to the Company’s accounting principles, the quality of the Company’s accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on such review and discussion, the Audit Committee shall recommend to the Board whether the audited annual financial statements be included in the Company’s annual report on Form 10-K.

•
The Audit Committee shall review with management and the external auditors the quarterly financial information prior to the Company’s filing of Form 10-Q. This review may be performed by the Audit Committee or its Chairperson.

•	The Audit Committee is responsible for discussing with management the status of pending litigation, taxation matters, compliance and other areas of oversight as may be appropriate.

•
The Audit Committee shall pre-approve all audit and non-audit services in accordance with the requirements of the Exchange Act. The Audit Committee may delegate authority to one member of the Audit Committee to grant preapprovals of de minimus non-audit services in accordance with the requirements of the Exchange Act.

•
The Audit Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall report its activities to the Board and prepare annually a report to shareholders as required by SEC rules to be included in the Company’s proxy statement.

•	The Audit Committee shall perform other oversight functions as requested by the Board.

APPENDIX B

INTERNET AMERICA, INC.
SECOND AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN

1.    Purpose.    The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll withholding amounts. It is the intention of the Company that the Plan qualify as an “Employee Stock Purchase Plan” within the meaning of Code Section 423, and the provisions of the Plan shall be construed in a manner consistent with the requirements of Code Section 423.

2.    Definitions.

(a)  “Agent” shall have the meaning set forth in paragraph 11(c).

(b)  “Base Pay” shall mean the regular straight-time and overtime compensation received by an Employee from the Company and its Designated Subsidiaries for personal services rendered by the Employee, excluding payments for incentive compensation, bonuses and other special payments.

(c)  “Board” shall mean the Company’s Board of Directors.

(d)  “Change in Control” shall have the meaning set forth in paragraph 16.

(e)  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)  “Commencement Date” shall mean the first day of each Offering Period on which the Nasdaq National Market System is open for trading.

(g)  “Common Stock” shall mean the Company’s common stock, par value $.01 per share.

(h)  “Company” shall mean Internet America, Inc., a Texas corporation.

(i)  “Committee” shall have the meaning set forth in paragraph 11(a).

(j)  “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of absence due to vacation or sick leave in accordance with the Company’s policies or leave agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(k)    “Custodian” shall mean the person or entity designated by the Committee or Plan Administrator pursuant to paragraph 11(b).

(l)    “Designated Subsidiary” shall mean each Subsidiary that has been designated by the Company’s Chief Executive Officer as eligible to become a participating employer in the Plan.

(m)    “Effective Date” shall mean April 20, 1999.

(n)    “Employee” shall mean any person who is actually recorded as an employee on the Company’s or a Designated Subsidiary’s customary and usual payroll records at the time the services are performed, provided that no person classified as an independent contractor by the Company or a Designated Subsidiary shall be considered an “Employee” for purposes of the Plan.

(o)    “Exercise Date” shall mean the last day of each Offering Period on which the Nasdaq National Market System is open for trading.

(p)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(q)    “Fair Market Value” shall mean, on any date, the closing price per share of the Common Stock on the Nasdaq National Market System on such date.

(r)    “Offering Period” shall mean each quarterly offering period beginning on January 1st, April 1st, July 1st and October 1st and ending on March 31st, June 30th, September 30th and December 31st, respectively, of each year during the continuation of the Plan; provided that the Committee shall have the power to change the duration of Offering Periods from time to time in its sole discretion.

(s)    “Option Price” shall have the meaning set forth in paragraph 4(c).

(t)    “Participant” shall mean each Employee who is eligible to participate in the Plan and who has elected to participate in the Plan by timely filing a payroll withholding authorization form with the Committee.

(u)    “Plan” shall mean the Internet America, Inc. Employee Stock Purchase Plan, as amended from time to time.

(v)    “Plan Administrator” shall mean the person designated by the Committee pursuant to paragraph 11(b).

(w)    “Reserves” shall have the meaning set forth in paragraph 15(b).

(x)    “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(y)    “Transaction” shall have the meaning set forth in paragraph 16(iii).

3.    Eligibility.

(a)    Subject to the requirements of paragraph 4(b), any Employee shall be eligible to participate in the Plan during an Offering Period, provided that as of the Commencement Date of such Offering Period:

(i)    the Employee’s customary employment with the Company or a Designated Subsidiary is more than 20 hours per week and more than five months in any calendar year; and

(ii)    the Employee has maintained Continuous Status as an Employee for at least three months; and

provided that the Employee maintains Continuous Status as an Employee throughout the Offering Period. For purposes of paragraph 3(a)(ii), service with a “predecessor employer” shall be considered service with the Company or a Designated Subsidiary. The term “predecessor employer” means an entity (i) the securities or assets of which are acquired by the Company or a Designated Subsidiary or which is merged into the Company or a Designated Subsidiary and (ii) which is so designated by the Company’s Chief Executive Officer.

(b)    Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option under the Plan:

(i)    if, immediately after the grant, the Employee (together with any other person whose stock would be attributed to the Employee pursuant to Code Section 424(d)) would own stock and/or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary; or

(ii)    which permits the Employee’s right to purchase stock under all employee stock purchase plans (described in Code Section 423) of the Company and each Subsidiary to accrue at a rate that exceeds $25,000 of Fair Market Value of such stock (determined on the date the option is granted) for each calendar year in which the option is outstanding at any time.

4.	Grant of Option; Participation.

(a)    On each Commencement Date, the Company shall commence an offer by granting each eligible Employee an option to purchase the maximum number of shares of Common Stock that may be purchased by the eligible Employee pursuant to the Plan, subject to the limitations set forth in paragraph 10.

(b)    Each eligible Employee may elect to participate in the Plan with respect to an offer only by filing a payroll withholding authorization form with the Committee on or before the 15th day of the month preceding the Commencement Date of the Offering Period (or such other date as the Committee may designate from time to time in its sole discretion) authorizing payroll withholding (as set forth in paragraph 5) throughout the Offering Period.

(c)  The option price per share of the Common Stock subject to an offering (the “Option Price”) shall be the lesser of:

(i)   85% of the Fair Market Value of a share of Common Stock on the Commencement Date, or

(ii)  85% of the Fair Market Value of a share of Common Stock on the Exercise Date.

5.	Payroll Withholding.

(a)    The payroll withholding authorization form filed by an eligible Employee with the Committee shall indicate the percentage amount (in whole numbers) of the Participant’s Base Pay (not to exceed 10%) that the Participant elects to use to purchase shares of Common Stock pursuant to the Plan. A Participant may not increase or decrease such amount during an Offering Period; provided that a Participant may change such amount by filing a new payroll withholding authorization form with the Committee on or before the 15th day of the month preceding the Commencement Date of the next Offering Period (or such other date as the Committee may designate from time to time in its sole discretion). The change in amount shall be effective on the Commencement Date of the next Offering Period. A Participant’s payroll withholding authorization form shall remain in effect for successive Offering Periods unless modified as provided in this paragraph or terminated as provided in paragraph 8.

(b)    During an Offering Period, the Company shall withhold from each Participant’s Base Pay the percentage amount elected by the Participant pursuant to paragraph 5(a). All payroll withholding from a Participant’s Base Pay shall be credited to the Participant’s Plan account. A Participant may not make any payments for the purchase of Common Stock pursuant to the Plan other than payments pursuant to a payroll withholding authorization form.

6.    Exercise of Option.    Unless a Participant withdraws the Participant’s accumulated payroll withholding amounts in accordance with paragraph 8, the Participant’s option to purchase Common Stock shall be exercised automatically on the Exercise Date, and the maximum number of whole shares of Common Stock subject to the option granted to each Participant shall be purchased at the Option Price with the Participant’s accumulated payroll withholding amounts. No fractional shares of Common Stock may be purchased. Payroll withholding amounts that represent cash in lieu of fractional shares shall remain in the Participant’s Plan account and shall become part of the Participant’s accumulated payroll withholding amounts for the next Offering Period. The Common Stock purchased upon exercise of an option shall be deemed to be transferred to the Participant on the Exercise Date. During each Participant’s lifetime, the option to purchase shares of Common Stock shall be exercisable only by the Participant.

7.    Delivery.    Certificates representing shares of Common Stock purchased upon exercise of a Participant’s option shall be held by the Custodian and credited to the Participant’s Plan account. Upon written request by a Participant or a Participant’s legal representative, the Custodian shall issue certificates to the Participant or the Participant’s legal representative for the Common Stock credited to the Participant’s Plan account. The Custodian may require a Participant or a Participant’s legal representative to provide such documentation as may be reasonably required in connection with the issuance of certificates of Common Stock.

8.    Withdrawal; Termination of Employment; Insiders.

(a)    During an Offering Period, a Participant may withdraw all, but not less than all, of the Participant’s payroll withholding amounts prior to the Exercise Date of an Offering Period by giving written notice to the Committee. All of the Participant’s payroll withholding amounts shall be paid to the Participant as soon as administratively feasible after receipt of written notice of withdrawal, and the Participant’s option for the Offering Period shall be automatically terminated.

(b)    Any Participant who withdraws from the Plan during an Offering Period pursuant to paragraph 8(a) shall not be eligible to participate in the Plan for the remainder of the Offering Period. To participate in the Plan for a subsequent Offering Period, the Participant must file a new payroll withholding authorization form with the Committee on or before the date prescribed pursuant to paragraph 4(b).

(c)    Upon termination of a Participant’s Continuous Status as an Employee prior to the Exercise Date of an Offering Period on account of retirement or disability (in accordance with the Company’s personnel policies) or death, the Participant’s payroll withholding amounts shall be used to purchase Common Stock on the next succeeding Exercise Date unless the Participant (or in the case of the Participant’s death, the legal representative of the Participant’s estate) elects to withdraw the Participant’s payroll withholding amounts in cash prior to the Exercise Date. Upon termination of a Participant’s Continuous Status as an Employee for any other reason, the Participant’s payroll withholding amounts shall be refunded to the Participant in cash as soon as administratively feasible after such termination.

9.  Interest.    No interest shall accrue on or be payable with respect to a Participant’s payroll withholding amounts.

10.  Stock.

(a)  The maximum number of shares of Common Stock that shall be reserved for issuance pursuant to the Plan shall be 700,000, subject to adjustment due to changes in capitalization of the Company as provided in paragraph 15. If the total number of shares of Common Stock that would otherwise be subject to options granted pursuant to paragraph 4(a) on a Commencement Date exceeds the number of shares of Common Stock then available under the Plan (after deduction of all shares of Common Stock for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares of Common Stock remaining available for option grant in a uniform manner. In such event, the Committee shall give notice to each Participant of the reduction in the number of shares of Common Stock available for option grant and, if necessary, shall reduce the rate of payroll withholding of all affected Participants. The Plan shall terminate if no Common Stock is available for issuance pursuant to the Plan. The Common Stock available for issuance pursuant to the Plan may be authorized but unissued shares, treasury shares or shares purchased by the Company in the public market for issuance pursuant to the Plan. The Company shall pay all brokerage commissions and fees incurred in connection with the purchase of Common Stock for issuance pursuant to the Plan.

(b)  No Participant shall have rights as a stockholder with respect to Common Stock subject to an option until such shares of Common Stock have been purchased for the Participant’s Plan account in accordance with the provisions of the Plan.

(c)  Common Stock to be delivered to a Participant pursuant to the Plan shall be registered in the name of the Participant.

11.  Administration.

(a)  The Plan shall be administered by a committee comprised of one or more individuals (the “Committee”) appointed from time to time by the Board. The Committee shall have full power and authority to promulgate rules and regulations for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan and to take all actions in connection with or in relation to the Plan as it deems necessary or desirable. Decisions of the Committee shall be made by a majority of its members and shall be final for all purposes. The Company shall pay all expenses incurred in the administration of the Plan.

(b)  The Committee may delegate all or part of its power and authority to administer the Plan to a Plan Administrator appointed by the Committee. The Plan Administrator (or the Committee if no Plan Administrator has been appointed) may delegate the responsibility for the day-to-day operations of the Plan to a Custodian. The Custodian shall establish and maintain an account for each Participant for the purpose of holding Common Stock on behalf of each Participant.

(c)  An agent (the “Agent”) may be appointed by the Committee to perform the functions and have the responsibilities assigned to the Agent in this subparagraph with respect to the purchase of Common Stock. The Committee shall have the right to replace the Agent at any time. Notwithstanding any Plan provision to the contrary, to the extent that Common Stock is purchased in the public market, the Agent shall have all authority to determine the times of purchases, the prices at which purchases shall be made, the manner in which purchases shall be made and the brokers or dealers (which may include the Agent) to make such purchases.

12.    Transferability.    Neither payroll withholding amounts nor any rights with regard to the exercise of an option or to receive Common Stock pursuant to the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempted assignment, transfer, pledge or other disposition shall be ineffective except that the Committee may treat such act as an election to withdraw payroll withholding amounts in accordance with paragraph 8.

13.    Use of Funds.    All payroll withholding amounts pursuant to the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate payroll withholding amounts from its other assets.

14.    Reports.    Statements of account shall be given to each Participant as soon as administratively feasible after each Exercise Date. The statements shall set forth the Participant’s payroll withholding amounts throughout the Offering Period, the Option Price, the number of shares of Common Stock purchased and the cash balance, if any, in the Participant’s Plan account.

15.    Adjustments.    Subject to any required action by the stockholders of the Company,

(a)  the number of shares of Common Stock subject to each option granted pursuant to the Plan that has not been exercised,

(b)  the number of shares of Common Stock that has been authorized for issuance pursuant to the Plan but has not been placed under option (collectively, the “Reserves”), and

(c)  the Option Price of Common Stock subject to each option granted pursuant to the Plan that has not been exercised,

shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or similar capital adjustment, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company, provided that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board whose determination shall be final, binding and conclusive for all purposes. Except as expressly provided in the Plan, no issue by the Company of shares of stock of any class or securities convertible into shares of stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or Option Price of the shares of Common Stock subject to an option granted pursuant to the Plan.

16.    Effects of Certain Changes.    In the event of the dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such event unless otherwise provided by the Board. In the event that the Company enters into an agreement to merge into, consolidate with or otherwise transfer all or substantially all of its assets to another corporation or a Change in Control or threatened Change in Control (as determined by the Committee in its sole discretion) occurs, each option under the Plan shall be assumed, or an equivalent option shall be substituted by, the surviving, resulting or acquiring corporation or a parent or subsidiary of such corporation unless the Board determines, in its sole discretion and in lieu of such assumption or substitution:

(a)    to cancel each option and refund to each Participant the payroll withholding amounts received with respect to the canceled options, or

(b)    to give each Participant the right to exercise the option as to all of the optioned shares of Common Stock, including shares of Common Stock as to which the option would not otherwise be exercisable.

For purposes of this paragraph 16, “Change in Control” means one or more of the following events:

(i)    Any person within the meaning of Section 13(d) and 14(d) of the Exchange Act, other than the Company (including its Subsidiaries, directors or executive officers) has become the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of 50% or more of the combined voting power of the Company’s then outstanding Common Stock or equivalent in voting power of any class or classes of the Company’s outstanding securities ordinarily entitled to vote in elections of directors (“voting securities”); or

(ii)    Shares representing 50% or more of the combined voting power of the Company’s voting securities are purchased pursuant to a tender offer or exchange offer (other than an offer by the Company or its Subsidiaries or affiliates); or

(iii)    As a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or of any successor to the Company; or

(iv)    Following the effective date of the Plan, the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of the Company, other than (A) any party to such merger or consolidation, or (B) any affiliates of any such party; or

(v)    The Company transfers more than 50% of its assets, or the last of a series of transfers results in the transfer of more than 50% of the assets of the Company, to another entity that is not wholly-owned by the Company. For purposes of this subparagraph (v), the determination of what constitutes 50% of the assets of the Company shall be made by the Committee, as constituted immediately prior to the events that would constitute a change of control if 50% of the Company’s assets were transferred in connection with such events, in its sole discretion.

If the Board makes an option fully exercisable upon the happening of one of the events described in this paragraph 16, the Board shall notify each Participant that the option shall be fully exercisable for a period of at least 30 days from the date of such notice, and the option shall terminate upon the expiration of such period.

The Board, in its sole discretion, also may adjust the Reserves as well as the Option Price of the Common Stock subject to each outstanding option if the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of Common Stock or consolidates with or merges into any other corporation.

17.    Amendment or Termination.    The Board may at any time terminate, suspend or amend the entire Plan or any provision of the Plan. Except as provided in paragraph 16, no such termination shall affect options previously granted, nor may an amendment make any change in any option previously granted that adversely affects the rights of any Participant, nor may an amendment be made without prior approval of the Company’s stockholders if such amendment would:

(a)    materially increase the number of shares of Common Stock that may be issued pursuant to the Plan; or

(b)    change the designation or class of employees eligible for participation in the Plan;

provided that prior approval of the Company’s stockholders with respect to the foregoing shall be required only to the extent required by any statutory law, regulation or stock exchange rule.

18.    Notices.    All notices or other communications by a Participant to the Committee under or in connection with the Plan shall be deemed to have been given when received in the form specified by the Committee to the location, or by the person, designated by the Committee for the receipt thereof.

19.    Stockholder Approval.    The Plan shall be subject to approval of the Company’s stockholders within 12 months before or after the Effective Date of the Plan.

20.    Employment Rights.    Participation in the Plan shall not impose any obligations upon the Company to continue the employment of a Participant for any specific period of time and shall not affect the right of the Company to terminate such person’s employment at any time, with or without cause.

21.    Governing Law.    The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with laws of the State of Texas (without giving effect to conflicts of laws principles) and applicable Federal law.

22.    Conditions Upon Issuance of Common Stock.    Common Stock shall not be issued with respect to an option unless the exercise of the option and the issuance and delivery of the Common Stock complies with all applicable provisions of law, domestic or foreign, including without limitation the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated under such laws, the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be subject to the approval of counsel to the Company with respect to such legal compliance.

As a condition to the exercise of an option, the Company may require the person exercising the option to represent and warrant at the time of any such exercise that the Common Stock is being purchased only for investment without any present intention to sell or distribute the Common Stock if, in the opinion of counsel to the Company, such a representation is required by applicable law.

23.    Effective Date.    The Plan shall be effective on the Effective Date subject to the approval of the Plan by the Company’s stockholders.

10

INTERNET AMERICA, INC.

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2002 ANNUAL MEETING OF SHAREHOLDERS - NOVEMBER 11, 2002

     The undersigned hereby appoints Jack T. Smith and Elizabeth Palmer Daane, each with power to act without the other and full power of substitution, as proxies of the undersigned and authorizes them to represent and vote, as designated on the reverse side hereof, all of the shares of common stock of Internet America, Inc. that the undersigned is entitled to vote at the 2002 Annual Meeting of Shareholders to be held at the Adam's Mark Hotel, 400 North Olive Street, Dallas, Texas 75201, on November 11, 2002, at 10:00 a.m. central time, and any adjournment thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEE FOR DIRECTOR UNDER PROPOSAL NO. 1, "FOR" THE APPROVAL OF AN AMENDMENT TO THE INTERNET AMERICA INC. EMPLOYEE STOCK PURCHASE PLAN, AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3.

(to be dated and signed on reverse side)

< FOLD AND DETACH HERE >

						Please mark your votes as indicated in this example.	☒

	FOR	WITHHOLD AUTHORITY	2.	Approve an amendment to the Internet America, Inc. Employee Stock Purchase Plan, to increase the number of shares of Common Stock reserved for issuance under the plan by 500,000 shares.	FOR	AGAINST	ABSTAIN
	the nominee listed	to vote for the nominee			☐	☐	☐

1. Election of Director 01 William O. Hunt	☐	☐	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

				Please sign this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

				Dated: _____________________________, 2002

				____________________________________
				Signature

				____________________________________
				Signature if held jointly

				Please mark, sign, date and return this proxy promptly using the enclosed envelope.

< FOLD AND DETACH HERE >